CONSENT OF INDEPENDENT ACCOUNTANTS



Board of Directors
German American Bancorp
Jasper, Indiana

We consent to the inclusion by reference in the Registration Statement of German American Bancorp on Form S-3, which relates to the Dividend Reinvestment and Stock Purchase Plan and which is included by reference as an Exhibit in the December 31, 1995 Form 10-K, of our Independent Auditor's Report, dated January 27, 1995, on the consolidated financial statements of German American Bancorp as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994. We also consent to the use of our name and the statements with respect to us appearing under the heading `Experts'' in the Registration Statement Form S-3.

                                   By/s/Crowe, Chizek and Company LLP
                                   Crowe, Chizek and Company LLP


March 20, 1996
Indianapolis, Indiana